EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 9, 2023

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Second Quarter 2023 Results

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Air and Liquid Processing segment sales increased 29% for Q2 and 35% YTD compared to prior year periods
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June YTD operating income more than triple prior year
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EPS of $0.02 for Q2 2023 and $0.06 for 2023 YTD

Carnegie, PA, August 9, 2023 – Ampco-Pittsburgh Corporation (NYSE: AP) reported net sales of $107.2 million and $212.0 million for the three and six months ended June 30, 2023, respectively, compared to $102.6 million and $197.0 million for the three and six months ended June 30, 2022, respectively. The increase is primarily attributable to higher sales in the Air and Liquid Processing segment driven by improved volumes.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “The Air and Liquid segment led the way in sales growth for both the quarter and year-to-date, and its order intake continues to set new records in Air and Liquid segment backlog, which increased 43% compared to a year ago and 14% sequentially. Despite some higher operating costs in the Forged and Cast Engineered Products segment and lower demand in the oil and gas and steel distribution markets for forged products, roll demand on balance has remained solid and pricing has kept pace with material and energy costs. Year-to-date consolidated operating income is more than three times last year’s level. The new equipment in our US forged business is now in various stages of installation and this spending program remains on track for full completion by the end of this year, setting the stage for improved efficiencies in 2024.”

Income from operations for the three and six months ended June 30, 2023, was $3.3 million and $5.3 million, respectively, compared to $2.1 million and $1.6 million for the three and six months ended June 30, 2022, respectively. The three and six months ended June 30, 2023, include a benefit from a $1.9 million government energy credit received by one of the Corporation’s wholly owned foreign subsidiaries whereas the prior year-to-date period includes a $1.4 million benefit resulting from a change in an employee benefit policy.

Interest expense for the three and six months ended June 30, 2023, increased in comparison to the same periods of the prior year due to increasing interest rates and higher borrowings, in part, due to ongoing expenditures associated with the strategic capital investment program for the domestic roll operations.

Other – net declined for the three and six months ended June 30, 2023, compared to the same periods of the prior year, primarily due to losses on foreign exchange versus gains for the prior year periods.

Net income for the current year periods was significantly impacted by the higher interest costs and changes in foreign exchange gains and losses and equaled $0.4 million, or $0.02 per diluted share, and $1.1 million, or $0.06 per diluted share, for the three and six months ended June 20, 2023, respectively. This compares to net income of $2.8 million, or $0.14 per diluted share, and $2.8 million, or $0.14 per diluted share, for the three and six months ended June 30, 2022, respectively. The government energy credit improved earnings per share by $0.10 for the three and six months ended June 30, 2023, whereas the benefit resulting from a change in an employee benefit policy improved earnings per share by $0.07 for the six months ended June 30, 2022.

Segment Results

Forged and Cast Engineered Products

While comparable on a year-to-date basis, sales for the Forged and Cast Engineered Products segment for the three months ended June 30, 2023, declined slightly from the same period of the prior year primarily due to lower demand from the steel distribution and oil and gas markets partially offset by a higher volume of mill roll shipments. Operating results for the three and six months ended June 30, 2023, improved when compared to the same periods of the prior year primarily due to improved pricing, net of lower variable-index surcharges. Although operating results for the three and six months ended June 30, 2023, include the $1.9 benefit for the foreign energy credit, this was partly offset by the lower volume of shipments to the steel distribution and oil and gas markets.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three and six months ended June 30, 2023, improved 29% and 35%, respectively, compared to the same periods of the prior year due to a higher volume of shipments for each division. Operating results for the three and six months ended June 30, 2023, improved 15% and 13%, respectively, compared to the same periods of the prior year on the higher volumes but were adversely affected by product mix, higher selling and administrative costs, and the non-recurring $0.7M benefit recorded in the six months ended June 30, 2022 related to the change in employee benefit policy.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Thursday, August 10, 2023, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2023. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10181323/fa0a5e2f8d. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

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Domestic: 1-844-308-3408
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International: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporationmanufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; fluctuations in the value of the U.S. dollar relative to other currencies; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; limitations in availability of capital to fund our strategic plan; inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; inoperability of certain equipment on which we rely and/or our inability to execute our capital expenditure plan; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations and/or invest in operations that will yield the best long term value to our shareholders; consequences of global pandemics and international conflicts; work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in Item 1A, Risk Factors outlined in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance, or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2023	2022	2023	2022

Net sales	$107,211	$102,582	$212,014	$197,008

Costs of products sold (excl. depreciation and amortization)	85,471	85,083	171,843	165,599
Selling and administrative	14,093	10,974	26,280	20,852
Depreciation and amortization	4,354	4,440	8,728	8,927
Gain on disposal of assets	5	1	(118)	(1)
Total operating expenses	103,923	100,498	206,733	195,377

Income from operations	3,288	2,084	5,281	1,631

Other (expense) income:
Investment-related income	7	2	16	6
Interest expense	(2,245)	(1,204)	(4,316)	(2,198)
Other — net	98	2,433	1,465	3,845
Total other (expense) income — net	(2,140)	1,231	(2,835)	1,653

Income before income taxes	1,148	3,315	2,446	3,284
Income tax provision	(152)	(389)	(465)	(445)

Net income	996	2,926	1,981	2,839

Less: Net income attributable to noncontrolling interest	573	119	882	83
Net income attributable to Ampco-Pittsburgh	$423	$2,807	$1,099	$2,756

Net income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.02	$0.15	$0.06	$0.14
Diluted	$0.02	$0.14	$0.06	$0.14

Weighted-average number of common shares outstanding:
Basic	19,541	19,285	19,504	19,237
Diluted	19,590	19,434	19,587	19,452

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2023	2022	2023	2022

Net sales:
Forged and Cast Engineered Products	$77,581	$79,578	$154,379	$154,337
Air and Liquid Processing	$29,630	$23,004	$57,635	$42,671
Consolidated	$107,211	$102,582	$212,014	$197,008

Income from operations:
Forged and Cast Engineered Products	$3,904	$2,275	$6,128	$1,877
Air and Liquid Processing	2,977	2,599	$5,930	$5,260
Corporate costs	(3,593)	(2,790)	$(6,777)	$(5,506)
Consolidated	$3,288	$2,084	$5,281	$1,631